Exhibit 23.1
[Logo or Letterhead of AISI]
September 27, 2011
American Airlines, Inc.
4333 Amon Carter Boulevard
Fort Worth, TX 76155-2605
Re:	American Airlines, Inc. (the “Company”) Sixteen Boeing 737-800, Fourteen Boeing 757-200 and Thirteen Boeing 777-200ER Aircraft Appraisals
Ladies and Gentlemen:
     We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above, (ii) the summary of such report under the headings (a) “Prospectus Supplement Summary — Summary of Terms of Certificates,” (b) “Prospectus Supplement Summary — Equipment Notes and the Aircraft,” (c) “Prospectus Supplement Summary — Loan to Aircraft Value Ratios,” (d) “Risk Factors — Risk Factors Relating to the Certificates and the Offering,” (e) “Description of the Aircraft and the Appraisals — The Appraisals,” (f) “Description of the Equipment Notes — Loan to Value Ratios of Equipment Notes,” (g) “Summary of Appraised Values” in Appendix III and (h) “Loan to Value Ratios of Equipment Notes” in Appendix IV and (iii) references to our firm under the headings “Description of the Aircraft and the Appraisals — The Appraisals” and “Experts” in the Company’s preliminary Prospectus Supplement, expected to be dated on or about September 27, 2011, and the Company’s final Prospectus Supplement, in each case to the Prospectus, dated July 17, 2009, included in Registration Statement No. 333-160646 and 333-160646-01 and relating to the offering of American Airlines, Inc. Pass Through Certificates, Series 2011-2.

Sincerely, AIRCRAFT INFORMATION SERVICES, INC.
By: /s/ Fred Bearden
Name:	Fred Bearden
Title:	CEO

Headquarters: 26072 Merit Circle, Suite 123, Laguna Hills, CA 92653
TEL: 949-582-888 FAX 949-582-8887 EMAIL: mail@AISI.aero